FOR IMMEDIATE RELEASE

Contact: Carol DiRaimo,
         Vice President of Investor Relations
         (913) 967-4109

             Applebee's International Reports June Comparable Sales;
               Updates Second Quarter and Fiscal Year 2005 Outlook

OVERLAND  PARK,   KAN.,   July  7,  2005  --  Applebee's   International,   Inc.
(Nasdaq:APPB) today reported comparable sales for the five-week period ended June 26, 2005.

System-wide comparable sales decreased 0.3 percent for the June period, and comparable sales for franchise restaurants increased 0.6 percent. Comparable sales for company restaurants decreased 3.0 percent, reflecting a decrease in guest traffic of 3.5 to 4.0 percent, combined with a higher average check. The company noted that both company and franchise comparable sales strengthened throughout the month. In June 2004, Applebee's had the highest comparable restaurant sales of all casual dining concepts as reported to Knapp-Track with a system-wide comparable sales increase of 6.8 percent.

System-wide comparable sales for the second quarter of 2005 increased 1.6 percent, the 28th consecutive quarter of comparable sales growth. Comparable sales for company restaurants decreased 1.2 percent and franchise restaurant comparable sales increased 2.5 percent for the quarter. System-wide comparable sales for the year-to-date period through June have increased 2.7 percent, with franchise restaurant comparable sales up 3.7 percent and company comparable restaurant sales down 0.4 percent.

BUSINESS OUTLOOK

The company  updated its  guidance  for both the second  quarter and fiscal year
2005:

     o Diluted earnings per share for fiscal year 2005 are now expected to be in the range of $1.44 to $1.47, with diluted earnings per share for the second quarter expected to be $0.33 to $0.34.

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July 7, 2005
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Other results for the second quarter ended June 26, 2005 included:

     o Applebee's ended the quarter with 1,722 restaurants system-wide (462 company and 1,260 franchise restaurants). During the second quarter of 2005, there were 30 new Applebee's restaurants opened system-wide, including 14 company and 16 franchised restaurants.

     o The company repurchased 1,931,700 shares of common stock in the second quarter at an average price of $25.67 for an aggregate cost of $49.6 million. As of June 26, 2005, $81.8 million remains available under the company's ongoing stock repurchase authorization.

The company will release complete second quarter 2005 results after the market closes on July 27, 2005, and a conference call will be held on Thursday morning, July 28, 2005, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time). The conference call will be broadcast live over the Internet and a replay will be available shortly after the call on the Investor Relations section of the company's website (www.applebees.com).

Applebee's International, Inc., headquartered in Overland Park, Kan., develops, franchises and operates restaurants under the Applebee's Neighborhood Grill & Bar brand, the largest casual dining concept in the world. As of June 26, 2005, there were 1,722 Applebee's restaurants operating system-wide in 49 states and 12 international countries. Additional information on Applebee's International can be found at the company's website (www.applebees.com).

Certain statements contained in this release, including fiscal year 2005 guidance as set forth in the Business Outlook section, are forward-looking and based on current expectations. There are several risks and uncertainties that could cause actual results to differ materially from those described, including but not limited to the ability of the company and its franchisees to open and operate additional restaurants profitably, the ability of its franchisees to obtain financing, the continued growth of its franchisees, and its ability to attract and retain qualified franchisees, the impact of intense competition in the casual dining segment of the restaurant industry, and its ability to control restaurant operating costs which are impacted by market changes, minimum wage and other employment laws, food costs and inflation. For additional discussion of the principal factors that could cause actual results to be materially different, the reader is referred to the company's current report on Form 8-K filed with the Securities and Exchange Commission on February 9, 2005. The company disclaims any obligation to update these forward-looking statements.

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